Exhibit 21.1

SUBSIDIARIES OF RENAISSANCERE HOLDINGS LTD.

Name	Jurisdiction	Ownership Interest Held Directly or Indirectly by RenaissanceRe Holdings Ltd.
Agro National Inc.	Delaware	100%
DaVinci Reinsurance Ltd.	Bermuda	100%
DaVinciRe Holdings Ltd.	Bermuda	(1)
GGH Ireland Holdings Ltd.	Ireland	100%
Glencoe Group Holdings Ltd.	Bermuda	100%
Glencoe Insurance Ltd.	Bermuda	100%
Glencoe Specialty Holdings Inc.	Delaware	100%
Glencoe U.S. Holdings Inc.	Delaware	100%
Inverness Insurance Company	Arizona	100%
Lantana Insurance Ltd.	Bermuda	100%
Medici Reinsurance Ltd.	Bermuda	100%
Newstead Insurance Company	Delaware	100%
Overseas Partners Cat Ltd.	Bermuda	100%
Pascal Reinsurance Ltd.	Bermuda	100%
Renaissance Investment Holdings Ltd.	Bermuda	100%
Renaissance Investment Management Company Limited	Bermuda	100%
Renaissance Other Investments Holdings Ltd.	Bermuda	100%
Renaissance Other Investments Holdings II Ltd.	Bermuda	100%
Renaissance Reinsurance Ltd.	Bermuda	100%
Renaissance Reinsurance of Europe	Ireland	100%
Renaissance Underwriting Managers Ltd.	Bermuda	100%
RenTech U.S. Holdings Inc.	Delaware	100%
Risponde Reinsurance Ltd.	Delaware	100%
RRV U.S. Holdings Inc.	Delaware	100%
Starbound Reinsurance Ltd.	Bermuda	100%
Starbound Reinsurance II Ltd.	Bermuda	100%
Stonington Insurance Company	Texas	100%
Stonington Lloyds Insurance Company	Texas	100%(2)
Timicuan Reinsurance Ltd.	Bermuda	100%
Top Layer Reinsurance Ltd.	Bermuda	50%

(1)	As of February 11, 2009, we own 37.6% of DaVinciRe’s outstanding equity but control a majority of its outstanding voting power, and accordingly, DaVinciRe’s financial results are consolidated in our financial statements.
(2)	Operated via power-of-attorney.

The names of a number of our subsidiaries and equity entities have been omitted because considered in the aggregate they would not constitute a single significant subsidiary.